Exhibit 99.1

Contacts: Brad Holiday

Patrick Burke

(760) 931-1771

CALLAWAY GOLF COMPANY ANNOUNCES

REDEMPTION OF CONVERTIBLE PREFERRED STOCK

CARLSBAD, Calif., October 28, 2013 — Callaway Golf Company (NYSE: ELY) (the “Company”) today announced that the Company intends to redeem all outstanding shares of its 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), pursuant to the terms of the Amended and Restated Certificate of Designations governing the Preferred Stock. The anticipated redemption date is November 13, 2013.

“Retiring our preferred stock has been a priority for us and at this point only 183,796 shares remain outstanding” commented Brad Holiday, Senior Executive Vice President and Chief Financial Officer. “Fortunately, our turnaround is proceeding well and we are now in a good position to retire the balance.”

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements: This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the Company’s intention to redeem the Preferred Stock. These statements are based upon current information and expectations and involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of the Company’s control and difficult to forecast, including changes in capital market conditions or economic conditions, compliance with the covenants under the Company’s line of credit facility, or administrative difficulties in effecting the redemption of the Preferred Stock, any of which may cause actual results to differ materially from those that may be described or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.